UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2005

IDX SYSTEMS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Vermont	0-26816	03-0222230
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

40 IDX Drive, South Burlington, VT	05403
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 802-862-1022

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On June 1, 2005, IDX Systems Corporation (“IDX”) entered into a letter agreement with NHS Connecting for Health, Fujitsu Services Limited (“Fujitsu”) and British Telecommunications PLC (the “Letter Agreement”) providing for, among other things, the termination of the agreement in principle between IDX and Fujitsu dated December 15, 2003. In addition, under the terms of the Letter Agreement, has Fujitsu agreed to pay IDX the amount of two million, six hundred and ninety-six thousand, seven hundred and forty-seven pounds sterling (£2,696,747) and to reimburse IDX for certain costs. The Letter Agreement also provides for a mutual release of claims and covenants not to sue. The rights and obligations of the parties under the Letter Agreement are conditioned on the execution by NHS Connecting for Health and Fujitsu of a memorandum of understanding in relation to the development of an alternative solution in the Southern cluster by June 30, 2005.

The full text of the press release issued in connection with the announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K. The Letter Agreement is filed as Exhibit 99.2 hereto and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

See Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDX SYSTEMS CORPORATION

Date: June 1, 2005	By:	/s/ John A. Kane
John A. Kane Senior Vice President, Finance and Administration, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release entitled “IDX and Fujitsu to Terminate Agreement to Provide Solution for Southern Cluster of UK’s National Health Service Connecting for Health Program” dated June 1, 2005.

99.2	Letter Agreement between NHS Connecting for Health, Fujitsu Services Limited, British Telecommunications PLC and IDX Systems Corporation dated June 1, 2005.